Exhibit 99.1

Ampio Retains Legal Counsel for Transaction Advisory Committee

ENGLEWOOD, Colo., September 18,  2019, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) a  development stage biopharmaceutical company, executing a Special Protocol Assessment (SPA) phase three clinical trial titled  “Evaluating the Efficacy and Safety of Ampion to treat Adults with Pain Due to Severe Osteoarthritis of the Knee”,  today announced that Cooley LLP has been engaged to represent Ampio with respect to a potential strategic transaction, as well as related matters. Jeff Libson, a partner at Cooley, will lead the Cooley team and will provide legal advice to the newly formed Transaction Advisory Committee (TAC) and Ampio’s Board of Directors.

Mr. Libson has practiced law for 35+ years and is widely regarded as one of the leading life sciences practitioners in the eastern United States. In addition to practicing law, he is an adjunct professor at The Wharton School of the University of Pennsylvania where he teaches a graduate business course in life sciences/health care entrepreneurship.  His focus at Cooley is representing life sciences companies in business matters, including governance, M&A, strategic transactions and financings where he has advised buyers, sellers and investors in numerous acquisition, disposition and combination transactions involving both public and private companies across the biotech and pharmaceutical sectors.

Michael Macaluso, Ampio CEO, noted “ With Jeff and his team providing legal advice regarding possible strategic transactions to our TAC  and the Board of Directors, we are satisfied that we have assembled a group that possesses the experience and expertise necessary to provide comprehensive evaluations of our strategic options in a rapidly evolving healthcare market place.  “

About Transaction Advisory Committee members

William Bindley

Mr Bindley is Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana and is also a Founder and current Chairman of Guardian Pharmacy Services, the largest privately held long term care pharmacy in the United States. Mr. Bindley also founded, and was Chairman of Priority Healthcare Corporation, a national provider of bio-pharmaceuticals and complex therapies for chronic disease states with annual revenues of over $2 Billion when it was sold to Express Scripts in 2005. Mr. Bindley was the Chairman, President, Chief Executive Officer and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a NYSE Fortune 200 company at the time of its merger into Cardinal Health, Inc. in 2001. He previously served on the boards of Cardinal Health, Inc., Key Bank, NA, Bindley Western Industries, Priority Healthcare Corporation, and Shoe Carnival, Inc. He received both a B.S. degree in Industrial Economics and a Doctor of Management (H.C.) degree from Purdue University. He also completed the Wholesale Management Program at the Graduate School of Business at Stanford University. He is the past Vice Chairman of the United States Ski and Snowboard Association and serves on the President's Advisory Council at Purdue University. Mr. Bindley provided funding for the construction of the Bindley Bioscience Center which was part of the largest gift by an individual in Purdue University history. Mr Bindley was also an owner of the Indian Pacers Professional Basketball Team.

Bruce E. Terker

Mr. Terker is a Founding Partner of a number of private equity and alternative asset management firms which include Odyssey Capital Group, Ballyshannon Partners and Argosy Capital.  Mr. Terker is on the advisory board of The Rodney L White Center for Financial Research at the Wharton School at the University of Pennsylvania, as well as the founder and benefactor of the Marshall Blume Prizes in Investment Research.  Mr. Terker was a co‑founder and Partner in Geewax, Terker and Company, a registered investment advisor that managed over $8 billion and which catered to the institutional investor marketplace for over 25 years.  He has extensive experience investing in the Life Sciences and Biopharmaceutical Industries.  Mr. Terker previously taught courses in Investments and Corporate Finance at the Wharton School, and has been published in the Journal of Finance for his research in capital market theory and asset pricing.

About Special Protocol Assessment (SPA)

A  SPA is a process in which sponsors may ask to meet with the FDA to reach agreement on the design and size of certain clinical trials to determine if they adequately address scientific and regulatory requirements for a study that could support marketing approval. Our SPA agreement for the above referenced study indicates concurrence by the FDA with the adequacy and acceptability of specific critical elements of overall protocol design for the study, which we intend to support a future Biologic License Application (BLA).

About Osteoarthritis

Osteoarthritis (OA) is an incurable and progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. OA is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the develop- ment of Ampion, our product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biological License Application (BLA), the ability of Ampio to enter  into partnering arrangements,  clinical trials and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Dan Stokely, CFO

Phone: (720) 437-6500

info@ampiopharma.com